Exhibit 99.1

press release

i2 Announces Board of Director Changes, Provides Update on Strategic Review Process

DALLAS – May 7, 2008 – i2 Technologies, Inc. (NASDAQ: ITWO) today announced that Sanjiv Sidhu has decided to step down as chairman of the i2 board of directors and the board has named Jackson L. Wilson Jr. executive chairman of the board. Sidhu, i2’s founder, will become chairman emeritus and remain on the board of directors.

“My passion as founder of i2 has always been in helping customers dissect and solve their supply chain and business problems. Efficient supply chain management not only makes businesses more efficient but can significantly reduce a customer’s carbon emissions footprint. Stepping down from my chairman responsibilities will allow me to sharpen my focus in this area and continue my interaction with our customers and employees, as we strive to deliver game-changing results to companies around the world,” said Sidhu.

Wilson joined the i2 board of directors in April 2005 and until taking this new position served as the chairman of the audit committee and the strategic review committee. Wilson retired as chief executive officer (CEO) of Accenture’s Business Process Outsourcing (BPO) division in August 2004. As CEO he was responsible for implementing Accenture’s strategy to increase its share of the growing BPO market. Until March 2002, Wilson also served as managing general partner of Accenture Technology Ventures, the venture capital unit of Accenture. Previously, he was the managing partner of global markets for Accenture. Wilson joined Accenture in 1975 and became partner in 1983.

“I am confident that under Jack and the management team’s leadership i2 will deliver results to customers, partners and stockholders,” said Sidhu.

Strategic Review Committee Update

The Company today also provided an update on the progress of the strategic review committee of the i2 board of directors. The committee, consisting of independent board directors Jackson L. Wilson Jr., Richard L. Clemmer, and Lloyd G. Waterhouse was formed in November 2007 to consider and evaluate various strategic options available to the Company to enhance stockholder value. Wilson resigned from the committee upon taking his new position as executive chairman of the board.

The committee has completed thorough evaluations of many key facets of the company, including i2’s deferred tax assets, intellectual property portfolio, capital structure, acquisition history and prospects for the Company’s existing business. As a result, the committee believes that i2’s business is very solid, but despite discussions with many potential participants, it is not in a position to finalize a recommendation to the board of directors. The committee is continuing its evaluation and is in ongoing discussions regarding potential strategic alternatives with at least two other parties. These other parties continue to show credible interest in transactions that the strategic review committee believes might deliver value to i2 stakeholders. These discussions are still preliminary, may be terminated by either party at any time for any reason, and there is no assurance any of the discussions will result in a completed transaction.

Board of Directors to Provide Strategic Review Committee Update in Conference Call and Webcast

Members of the i2 board of directors will host a live conference call with investors today at 6:00 p.m. ET to provide an update on the progress made by the strategic review committee. Investors and other interested parties may access the call via webcast through the company’s Web site at http://www.i2.com/investor.

An audio replay of the conference call will be available for approximately 24 hours following the call. To access the replay, dial (800) 475-6701 (USA) or (320) 365-3844 (International) and enter access code 922412. The webcast will also be archived via the company’s Web site at http://www.i2.com/investor.

About i2

Throughout its 20-year history of innovation and value delivery, i2 has dedicated itself to building successful customer partnerships. As a full-service supply chain company, i2 is uniquely positioned to help its clients achieve world-class business results through a combination of consulting, technology, and managed services. i2 solutions are pervasive in a wide cross section of industries; 20 of the AMR Research Top 25 Global Supply Chains belong to i2 customers. Learn more at www.i2.com.

i2 Cautionary Language

This press release contains forward-looking statements that involve risks and uncertainties, including forward-looking statements regarding the objectives and timing of the strategic review committee’s actions and the Company’s ability to enhance stockholder value. For a discussion of certain factors which could impact the Company’s ability to enhance stockholder value, please refer to i2’s recent filings with the SEC, particularly the Annual Report on Form 10-K filed March 17, 2008.

For More Information Contact:
Tom Ward	Beth Elkin
i2 Investor Relations	i2 Corporate Communications
469-357-3854	469-357-4225
tom_ward@i2.com	beth_elkin@i2.com